OPRX First Quarter 2014 Earning Conference Call

OPTIMIZERx CORPORATION (OPRX)
Moderator: David Lester
May 15, 2014
5:30 p.m. ET

Operator:	Good day, everyone, and welcome to the OPTIMIZERx Corporation First Quarter 2014 Earning Conference Call.

Just as a reminder, today's conference is being recorded. This will be a 45-minute call with the potential for questions after discussion. A transcript will be available for 90 days for those interested parties who want a copy. Please contact Ms. Gabrielle Sabatini in our Rochester, Michigan headquarters.

Now for opening remark and introduction, I would like to turn the call over to Mr. David Lester, Chief Operating Officer for OPTIMIZERx.
David Lester:	Thank you, (Stephanie), and welcome, everybody, to the OPTIMIZERx first quarter 2014 earnings call. Good afternoon wherever you maybe and thank you for joining.

As always with our earnings call, I want to start and begin the call with the safe harbor language. This conference may contain certain forward-looking statements within the definition of Section 27A of the Securities Act of 1933 as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make any investment decisions. The words potentially, estimate, possible, and seeking, and similar expressions identify forward-looking statements which speak only as to the date the statement was made. The company undertakes no obligation to publically update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties. Some of which cannot be predicted or quantified. Future events and actual results could differ materially from set forth or contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward looking statements are subject to include, but are not limited to, the effective government regulation, competition, and other material risks.

Having gone through the safe harbor language, I'd like to turn over the call to Mr. Dave Harrell, Chairman and Chief Executive Officer of OPTIMIZERx.
David Harrell:	Thank you, David, and good afternoon, everybody, and thank you for taking the time this afternoon to join us. We deviate a little bit from our standard day in advance or day following the release, but I'm going to be at (Lilly) all day tomorrow. So again, I appreciate everybody's spending a little bit of time with us.

We've had a very exciting and productive first quarter 2014, and I just want to begin by kind of highlighting some of the key events that we've accomplished during the first quarter. Number one, as most know, we've acquired $10 million in new capital and have exercised and negotiated buyout of Vicis, which netted out an additional $3 million to corporation and a reduction of approximately 7 million in diluted shares, in fully diluted shares. Secondly, we nearly doubled our sales in first quarter 2014 over first quarter 2013. We settled a lawsuit with LDM to enable promotional access to an additional 100,000 new health care providers. We have launched the marketing of VoucherDVM and have engaged in the top (forward) leading platforms to automate veterinarian product savings similar to what we're doing in the health care market. We've completed and successfully launched SampleMD's 2.0 technology platform to support the growth that we expect in the near and longer-term future. We have verified an outstanding return on investment offered to our pharmaceutical manufacturers to an independent analytics firm. And we've initiated direct recruitment of the new CFO which resulted in the hiring of a highly experienced financial executive, as well as mentioned, retained a former global marking director from AstraZeneca to lead our sales on the East Coast.

So with that and more detail, I'd like to turn in back to David Lester.

David Lester:	Thanks, Dave. And, yes, I'd like to take a few minutes to elaborate a little bit on the key (inaudible) and results that Dave just went through.

We finished the first quarter with revenues of $1,317,347, an increase of 97 percent over the same period in 2013 generating positive net cash of $226,727 from operational activities. However, we had a net loss of $653,315 for the first quarter primarily due to two factors -- one, the one-time settlement to LDM, which resolved all patent issues and enables us to promote our eCoupons to their network of up to 100,000 healthcare providers as well as receive additional revenue share through promotion of their sponsored patient education within OPTIMIZERx's network; number two, non-cash payment of stock to vendors, former executive, and employees.

Moving forward, we expect growing profitability for the remainder of 2014 based primarily on escalation of revenues. Despite nearly doubling our sales over first quarter of 2013, which is generally, the first quarter is generally a slower sales quarter based on finalizing budgets in receiving new annual assets, first quarter of 2014 revenues would have been higher based on two important factors. The first one is that Allscripts had a privacy and technical issue that affected their distribution of eCoupons and other programs during a significant period of time it took to fully resolved the issue. The second is one of our largest clients interrupted their program to determine promotional impact and return on investment of that particular program. Both of the above have been resolved. Allscripts has resolved technical and privacy issues. It is now beginning to roll out activation of SampleMD's eCoupon automation unless providers opt out. We anticipate this to have a significant impact on June sales and beyond once this is completed by increasing our reach to another 20,000 physicians.

Novartis-Alcon has reactivated their program based on confirming through an independent analytics firm, an outstanding ROI on SampleMD's eCoupon promotion. Furthermore, this data was highlighted by Novartis during a corporate sponsorship of the inaugural CBInet Pharmaceutical EHR conference which focused on leveraging opportunities for promotional effectiveness and brand awareness. This conference was attended by over a 150 pharmaceutical brand and marketing executives and highlighted industry luminaries, panel discussions, and client presentations. Dave Harrell, Chairman and Chief Executive Officer, was a noted keynote speaker, and many clients and partners cited unsolicited testimonials at the success they have experienced engaging with us. With that, we will be a lead sponsor for similar conference in October as requested by many of the pharmaceutical clients and partners we engage.

These marketing efforts, along with our expert support team and proven reputation, has enabled us to acquire more manufacturers and brands, including Baush & Lomb and AstraZeneca's promoted portfolio leading drugs like Crestor, Seroquel, and others. AstraZeneca represents a very important win strategically, too, based on the fact that they were previously using a competitive platform.

Our success of acquiring, integrating, and expanding into other promotional EHR/eRx platforms continues to grow as well. We are just launching our first initial brands into eHealthline, as well as we will be completing our integration into LDMs network and others.

We also expect to launch our patient savings and support within Quest Care360 by the end of June 2014. Quest Diagnostics is the world's leading provider of diagnostics information servicing approximately have to the physicians and hospitals in the U.S. and touches the lives of approximately 30 percent of all American adults this year.

We are in very productive discussions with other leading EHRs and expect our active network to nearly double by the end of the year. With the growth of both our pharmaceutical products and our distribution network, we remain confident that are distributions will double over last year.

To support this growth, we have completed the development and migration of SampleMD 2.0's on-demand rule-based content delivery platform. The system can now manage up to a million rules and return the appropriate content within under one second. This allows unsurpassed response time to avoid delays, and the ability to meet the upcoming dramatic scale we expect.

On top of building our updated software solution, we also updated our infrastructure by replacing and updating our computers in a high availability environment, taking greater precautions for security, and building out architecture to facilitate disaster recovery with a second facility computer environment. We believe this technology investment will increase performance, simplify integrations, ensure availability, and protect the investments of our shareholders.

During the first quarter, we also successfully completed the $10 million capital raise and exercise the option to redeem Vicis Capital Master Fund's holdings in our company. By successfully executing these initiatives, we reduced fully diluted shares by approximately 7 million and provided an additional $3 million in working capital to support company's growth and eliminate dividend payments and other favorable provisions of Vicis preferred stock.

Additionally, after extensive negotiations, OPTIMIZERx and LDM executed a settlement agreement and filed a stipulation to dismiss the litigation with prejudice on March 17th, 2014, which the District Court entered on March 19th 2014. This resolves all patent issues and enables us to promote our eCoupons to their network of up to a 100,000 healthcare providers, as well as receive additional revenue share through promotion of their sponsored patient education within our network.

What I'm really pleased to announce today and what I'm even more happy to introduce, Mr. Douglas P. Baker, who is joining organization as its new chief financial officer. With that, I'd like to allow Doug a few minutes to introduce himself and talk about his background. Doug?

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Douglas Baker:	Thanks, Dave. I just want to take a minute to say hi to everybody and say I'm really excited to join a growing and progressive organization like OPTIMIZERx. In terms of my background, I spent the last 18 years as a chief financial officer of a similar size public technology company. Prior to that, I had experienced as a CFO of a small private company and a divisional controller in a large public company. I started my career in public accounting, spent nine years at a local or a regional firm (here) in Detroit, Plante Moran. I do have a little experience in the healthcare industry. I'm in the board of the Detroit-based HMO, Total Health Care, which (has over) $300 million in revenue company. And so, I know my skill set; you know, I can help the company.

I also have, in terms of my educational background, I have both bachelors of business administration and masters of business administration from the University of Michigan. I'm a CPA. I have been a CPA since 1980; member of the AICPA and MACPA and all those sort of thing. So, that's a little bit about me and I look forward to helping the company.
David Lester:	Thank you, Doug. You know, certainly, we're more excited to have him on board to help strengthen our management team here at OPTIMIZERx.

With that, I would like to turn the call over back to David Harrell. Dave?
David Harrell:	Sure. Thank you, Dave and Doug. So, in summary, we obviously, remain very excited about our core eCoupon business based on the proven impact, and we've been able to demonstrate to pharmaceutical manufacturers and the growing number of platform partners that we are continuing to expand.

We're also pleased with our current discussion and recognized value from leading veterinarian platforms that we've engaged initially who have shown very, very keen interest in looking at moving forward and returning competitive pricing to individual veterinarians' offices. We're also exploring very exciting new channels as well to automate our savings which we think holds a lot of promise in rapid growth.

So, again, we expect very significant ramp-up in the second half of the year as we fully roll out our new channels to expand our promotional reach. And, you know, I want to thank certainly our dedication of our employees, our partners, and certainly you, shareholder.

So with that in mind, we're happy to address any questions at this time.
Operator:	At this time, if you would like to ask a question, please press star then the number one of your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Again, if you would like to ask a question, please press star one.

Your first question comes from the line of Harvey Poppel with the Poptech, LP.
Harvey Poppel:	Congratulations, Dave and Dave, on a very satisfying first quarter. You made a comment about the fact that the first quarter is typically the slowest but even then it would have been higher whether not for these two matters of technical issue and a temporary halt from one of your clients. What would be the order of magnitude of revenues that you would have expected to have gotten had those two happenings not occur?

David Harrell:	Glad to give you a little color, Harvey, and thank you for your comment. Allscripts had informed us two issues -- number one, that the privacy issue suddenly came up they were passing age data to us. I mean it's crazy but it sounds with the HIPAA sensitivity, the fact that 89 years and older is potentially identified in small populated ZIP codes. So we thought that that was going to be a quick fix and clearly it wasn't.

That personal fix led to delays, and then on top of it, there was additional distribution issue when they pushed some new technologies. Well, that was weeks and, you know, again, I can't give you the specific weeks, but again, Allscripts is one of our largest distribution partners, and, you know, I'm going to estimate roughly that it could have been a month of loss revenue. Again, unfortunately, it was something that they said was going to be addressed each week quicker and quicker but unfortunately it got delayed.

As far as the group that's - we want to really look at the ROI. We think you're really making an impact on the influence of our brands over other brands. And in terms, though, we do want to stop the program so that we can look for three months to see what is the impact. And obviously, that short term, not good news because they're pretty sizeable group of, again, estimating a $100,000 plus a month. And in the end, it turned out to be short-term (sit back) for a long-term (gain). We engaged the very well-known industry analytics group to work with independently. And what they determined was that just on prescribing leftover the competitive brands, they had a three to eight to one return on investment with us. And again, that didn't consider necessarily the increase in (inaudible), et cetera.

So, again, I can't give you the specific numbers but, you know, we're pleased with the increased growth, obviously, of last year but we think it could have been significantly better even (that). Did that answer ...

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Harvey Poppel:	One thing you said, Dave, you said 100,000 a month, is there a revenue stream to you? And some of that had ... (Crosstalk)
David Harrell:	Dave, is that reasonable? Dave, can you comment on that, with the Alcon-Novartis? I don't want to ...
David Lester:	Yes. Alcon-Novartis had been running right around that kind of a number. That's correct.
David Harrell:	Yes, so I mean that's (the work estimate).
Harvey Poppel:	And they were out of the game for three months?
David Harrell:	Yes.
Harvey Poppel:	Wow.
David Harrell:	Actually, four months.
Harvey Poppel:	Four months. And then when did that end?
David Harrell:	They restored it in May program.
Harvey Poppel:	OK. So there would be some impact that actually even the second quarter will be a little lighter than (it might otherwise be).
David Harrell:	Right.
Harvey Poppel:	OK. Next, the veterinary platform, very exciting development. Over time, as at matures, what kind of a percentage or materiality will that have relative to your core business? Is that another 5 percent, another 10 percent, another 20 percent?
David Harrell:	Well, speaking reasonably here, we thought that this was, went from a good idea to, you know, really understanding the needs of not only helping basically consumers who have a 100 percent out-of-pocket cost, but really looking at the dimension of veterinarians and how they're struggling with the pharmaceutical industry, frankly, the resentment that they're having, because in their minds (going) behind them and doing better deals with Wal-Mart's and the online, et cetera.

So, this seemed to be a very, very significant need. And when we're discussing this, not only the opportunity with very, very large organizations that I don't want to disclose it at this time, not only did they see our technologies very beneficial but they did recognize the fact that this could strengthen their services in helping veterinarians which (still) obviously the core of distributing products.

So in terms of the impact, Harvey, I can't necessarily give any forward statements on that because I think we're really trying to analyze this. There's two parts, obviously, just like our regular business that, you know, what kind of distributions can we get and what kind of product participation. But I can tell you in the heartworm segment alone, you're talking about multi millions of dollars of revenue actually to us, if we got 20 percent, 25 percent of the market. And there's only four big players that we call EHRs on the healthcare side, the human heath care. There's only four big platform players here. And we've engaged three out of four, and we'll be engaging the fourth next week.

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Harvey Poppel:	Great. Sounds very promising. On the Quest project, it's a little difficult for me to envision since Quest is a laboratory. What it is - are you - when the prescription going to generate some sort of a coupon that is going to reduce the patient's cost when we go Quest, is that what it is?
David Harrell:	Well, let's clarify that a little bit more, too. We like to talk about Quest scale but let's bring it to what we're talking about here. It's their ERH right now, which is about, I think its 20,000 doctors, but we're looking at other opportunities to reach all of their network, whether it's, say, widget type of technology that we can embed. So we're exploring other, but we don't want to over emphasize that right now because it's currently just going to be in their EHR work similar to other EHR like Allscripts, DrFirst, et cetera.
Harvey Poppel:	But, again, instead of being redeemable for a drug, it's redeemable for a test? (Inaudible) ...
David Harrell:	No, no, no. This is their e-prescribing electronic health records integration, so they ...
Harvey Poppel:	Oh, I see.
David Harrell:	Yes. But your concept here is and other discussions like this are - they're an organization that we think has a significant opportunity to provide additional patients support associated with. I'll just leave it as other points of contact within their network which is much broader.
Harvey Poppel:	OK. Final question was the word doubling was mentioned twice in the context of David's comments on financials. I didn't quite catch what the two references were. We're referring to a number of transactions or a number of docs, or what were those two doubling comments about?
David Harrell:	Well, the first one was doubling of our active network. We expect by the end of the year that we're going to double the number of active providers; active means utilizing our coupon. And the second was - Dave, did we have - I apologize, do you have - Dave, do you recall the other double?
David Lester:	I think we talked about doubling our network.

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Harvey Poppel:	OK.
David Harrell:	So doubling the number of active doctors.
Harvey Poppel:	OK. It was - I thought there was a second reference.
David Harrell:	Yes, I think there is, and I'm looking through the notes here. Continue to do (while I field your questions), fair enough?
Harvey Poppel:	OK. Fine, I'm done. So maybe you can come back on that.
David Lester:	Harvey, I think it was doubling the distributions.
Harvey Poppel:	Distributions?
David Harrell:	Over last year.
Harvey Poppel:	In other words, the number of transactions essentially?
David Harrell:	Yes.
David Lester:	Yes.
Harvey Poppel:	OK. Good. Thank you very much.
David Harrell:	At this time, we're out of time. No, I'm kidding, Harvey.
Operator:	Your next question comes from the line of Brian Marckx with Zacks Investment.
Brian Marckx:	Hi, guys. I jumped on a little bit late. So I apologize if you've covered this. Did stock-based compensation of 400,000 plus in the quarter, can you talk about that? And is that sort of a one-time thing? Or is that going to recur?
David Harrell:	No, we see that as a one-time thing. It included the couple different sources. Myself, our management, and then, obviously, our former executive of the company who (had) an obligation.
Brian Marckx:	OK.
David Harrell:	And it was for recognizing, you know, growth, completion of the, completion of performance in 2014. So - or excuse me, 2013 - that were issued Shad Stastney and former management team.
Brian Marckx:	OK. So the Q isn't out yet, is that related to (inaudible) of the current management? How much is that related to Shad? Is this going to reoccur in Q1 of, you know, of 2015, I guess?
David Harrell:	Is it going to occur in Q1 of 2015? It's hard to say. I mean obviously our compensation is based on salary bonus and additional compensation with (some stocks).

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Brian Marckx:	Yes, I understand, Dave. The SG&A was pretty odd this quarter, and, you know, that's the theme that I'm getting at.
David Harrell:	Yes, yes.
Brian Marckx:	So just tell me why it's so (inaudible) this quarter.
David Harrell:	Yes. Yes, I mean, clearly there was compensation due to former executive. So we see it as being, you know - the fact is that we see this potentially, you know, obviously stock options being a bonus for our current management based on their success. But as far as percentage of revenue and things, we see that being much smaller moving forward.
Brian Marckx:	OK, all right. Despite sort of the hiccups in Q1, and, all right, you know, hiccup is a relative term. I used that as a relative term because you guys have grown revenue very consistently and impressively. So, Q1, although it was up essentially 100 percent, it was down relative to what, maybe what it could have been, had the kind of the extenuating circumstance not occurred. In your opinion based on what you see in the business, do you think you can double revenue in the current year?
David Harrell:	I'm only hesitating because of (just) forward-looking statements. And I see when you look at, you know, us double up transactions you can make your own inference about that. It's a question that will - it's almost just the disclosure question in my mind right now that I don't know if we're prepared to commit to, so I'd like to hold off on that and if we have more color. I would certainly say that's not beyond certainly - the opportunity certainly exists there.

(Crosstalk)
Brian Marckx:	OK. On the last call, you talked ...
David Harrell:	Just again, we've very conservative. Again, just to provide more color, we've been very conservative in terms of not giving first, you know, direct revenue share but clearly we're planning on scaling up our network and that's certainly wouldn't be on a (logical thought).
Brian Marckx:	OK. On the last call you talked about a goal of increasing a number of drugs promoted by roughly 35 percent. Is that still a goal? And is that still, I think, you know - do you think that, that's still attainable, I guess?
David Harrell:	Yes, I do. I do - I mean we picked up AZ's - AstraZeneca was a big one for us. And, you know, technically, I think they're bringing in eight to 13 drugs right there. So, I mean it's - now clearly, when you look at - what drives our businesses? It's pharma and it's network, but every drug is not equivalent, obviously, but the blockbuster drugs are, you know, much more important. But I think that the - I can see us - we're clearly on line to do that.
Brian Marckx:	OK.
David Harrell:	The other thing I'd like to bring to is we sponsored this first Pharma EHR conference. And we spent two days as the lead - I mean our - you know, we were the key sponsor, DrFirst also sponsored with us. And we just had terrific, terrific interaction as well as, you know, the ability to really tell our story most importantly to our current clients, and I think it was referenced. But literally, we had some of the largest pharma companies on panels talking about SampleMD, SampleMD, SampleMD did this, SampleMD did this, and I really feel like the market is really at the tipping point. And our whole key point was if you're not doing eCoupons in the EHR. This was not my quote. This was a quote from a leading pharma company. "If you are behind, you better get in the game."

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Brian Marckx:	Yes. You know, I think the perception is that you guys have done a fantastic job. Certainly, we've grown on the top line and the numbers sort of speak for themselves. It's kind of the one-off, you know, one-off expenses here and there that sort of slow things down. Once you guys can, you know, streamline everything and the top line continuous to grow, I think you guys ...
David Harrell:	Yes, I mean, surely obviously, the LDM lawsuit was the big impact.
Brian Marckx:	Sure.
David Harrell:	And, you know, in terms of, you know, stock options, we want to compensate our executives including myself correctly. But we see that clearly being, you know - the top line, obviously, is going to be our biggest growth and why we're going to increase our earnings (with them). You know and if that grows, our SaaS model, obviously, we're a SaaS model. You know, for all practical purposes, our expenses generally stay the same.
Brian Marckx:	Yes, yes. Yes, absolutely, yes. And from my viewpoint, you guys have done a great job. So that's all I had. Thanks a lot.
David Harrell:	Thank you.
Operator:	Your next question comes from a line of (Joseph Delahufe), a private investor.
(Joseph Delahufe):	Yes, hi, thanks for taking the call. I may have missed it, but did you give the eCoupon distribution number for the first quarter in your prepared remarks?
David Harrell:	No, we haven't yet. And, you know, it's a question I think we should. We see this is kind of a competitive issue. So, again, we're not as apparent with that as we have been. But that's kind of why we're, you know, not as - you know, from our viewpoint, we see that as a competitive issue.
(Joseph Delahufe):	OK. Earlier in the year one of the goals was to, you know, meet the quarterly distribution number of 1 million distributions, you know, by the third quarter of this year. Is that's still, I guess, the internal goal that you see as ...
David Harrell:	Yes. I mean I do. Again, that was - I think that, that is in line with my expectations. Again, I'm very conservative when I'm providing forward-looking, but I mean if you look at the fact that we now have (ehealthline) coming on board. And it's going to take time to ramp it up. We're trying - we're giving them like five products and seeing the performance and learning from it and optimizing it. But, you know, they have 25,000 more doctors, you've got 25,000 more at Care360 coming on. We've got LDM's network of some key EHR, not EHR, but e-prescribe platforms that really are exciting.

So, again, I feel comfortable with it. And I hope I'm delivering it in third quarter but I feel certainly very comfortable in the fourth quarter. But it's just a matter of rolling these EHRs out, and if their schedule is what they're saying, I think we will likely do that.

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(Joseph Delahufe):	So given, I guess, maybe the new disclosure policy for the investors, I guess how we know (inaudible) ...
David Harrell:	Yes, right. Good question. So maybe in this case, we would say if we hit that but it's a good question.
(Joseph Delahufe):	Yes. And then as far as you're other non-eCoupon distribution offering, service offerings and whatnot that you guys are trying to ramp up? Maybe where do we stand on how any of that is going and maybe when those components will become a bigger driver of revenue?
David Harrell:	Yes, good question. So we've been talking about the requests were up (samples) for a while. And the interesting thing is we're trying to figure out again where that should be integrated. It's interesting some of our partners now we've asked them to do group discussions with, you know, not only physicians' test group discussions but also nurses, et cetera. And we're trying to determine, you know, should it be an ePrescribe workflow? Shouldn't be in the login where nurses can get in?

And so, we're getting ready to - we expect to launch our first request rep sample of module in one of the EHRs which is likely going to be (health electronic) in the third quarter and learn from that. So, also again, we're trying to integrate the WPP, Grey, their technology of the (virtual rep). So we're building out a couple refinements and it's going to be really debated because it is such a huge opportunity to potentially change the industry.

That hasn't gone as fast as we want but we think we're learning from it and doing it right because it's one of those things that if you don't you're going to miss the opportunity. I think the voucher DVM, the veterinarian business, has, again, has been quite surprising of these very large platforms' excitement and interest in terms of wanting to move forward. Again, we don't have any formalized contracts right now. But I think based on the discussions, it couldn't be more promising now. Again, we've all been in that situation. But I think that's the big opportunity. And I think the patient that we feel will gain more and more comfortable with moving from, in agreement to LDM, to a partnership, and we see opportunities very soon ideally in the no later than third quarter to really ramp up their sponsored patient education (inaudible).
(Joseph Delahufe):	And back to the Quest 360 deal, I was kind of like the first caller, not quite sure how that fits into things given they're a testing diagnostic sort of company. Is this something we're - I really didn't know that they had an EHR platform, so to speak, but, is this - I mean everyone knows Quest is a big player in the health care industry. Is this something that could be as meaningful as one of the other leading EHR platform (inaudible)...
David Harrell:	Yes, they can absolutely be as meaningful. I mean they are - Quest is the top likely 10 EHR by itself, let alone its complete networks. So, the big - step number one is to integrate our services within the Quest EHR ePrescribe. Step number two is to look at other ways that we conserve (settings) to support throughout their entire network. And that something that has been discussed at a very macro level with them, but clearly we're focused on the initial integration. So, at the end of the day, I think there's a lot of opportunity outside of their EHR. And I think we have, (we're fortunate), very, very good relationships with that organization with our credibility of understanding the market. Our technology expertise and our technology teams interacting with theirs in a very favorable manner.

So, again, at a minimum, they're going to an impact on their ePrescribing, eCoupon, ePatient education business. Can we look at other touch points collectively together? I'm very hopeful.

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(Joseph Delahufe):	Yes, OK. And last thing is any insight on any possible (uplifting) of the company going forward?
David Harrell:	Well, good question. It hasn't been in our focus right now, but I think that, you know, as we continue to ramp up our revenues and meet the qualifications, I think this is something that we really want Doug to look at. You know, Doug is - he interviews multiple candidates and we were really impressed with Doug's calm and focus, but his expertise. I mean he was with a very, very recognized regional firm, a public firm, in terms of - it's escaping me, Doug, help me again.
Douglas Baker:	Plante Moran.
David Harrell:	Plante Moran, which is in the Greater Detroit area; very, very well recognized. And then his background and his education, we thought he was the perfect fit for our organization. And I think that's going to be something that we want Doug to focus on. And, Doug, I don't know if you have any further comments regarding that. Don't feel obligated but this would be something that we clearly want to do as we continue to grow our organization to meet those requirements.
(Joseph Delahufe):	OK. And is that something you would think maybe over the next year can happen, or you're looking a little further out?
David Harrell:	It could happen to next year depending on, you know, our growth that we, you know, the opportunity for this business to continue to escalate. But I don't we're giving any projections on. I just want you to know it's on our radar screen.
(Joseph Delahufe):	(Got you).
David Harrell:	And it's an important - very, very important question you're asking. And frankly, it hasn't gotten a lot of attention right now because, you know, as we ramp up, it becomes more, it becomes even more of a likely option. The first time it can become an option whether it's AMEX or just moving NASDAQ. We want to take full advantage of it, so.
(Joseph Delahufe):	OK, we're good. Thank you.
David Harrell:	Sure.
Operator:	Your next question comes from the lineup of (Michael Blend), a private investor.
(Michael Blend):	Hey, gentlemen, can you extrapolate a little bit on LDM margin impacts?
David Harrell:	The LDM, pardon me?
(Michael Blend):	Margin impacts settlement agreement with them?
David Harrell:	Yes, I mean clearly, they get the portion of our revenue for transaction. But that's a shared transaction for both us and our EHR. So, we think the margin impact is - frankly, I think we're going to have a positive net gain out of this because they're bringing us more physicians for us to drive our programs (through). And then we can certainly even make up that difference alone in patient education.

So, the net effect of LDM should be a positive net gain for us. That's the key point I want to make. And if you (want me) expand further on that, I can but hopefully that's reasonably clear what I'm saying.

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(Michael Blend):	OK, I got it. Thanks.
David Harrell:	Sure.
Operator:	Your next question ...
David Lester:	We're a little bit overtime but if it's helpful, we can stay on a little longer.
Operator:	Your next question comes from Harvey Poppel with Poptech, LP.
Harvey Poppel:	Hi, Dave. Just a couple of follow-up questions. First, anything new on your joint venture with Grey?
David Harrell:	Yes, I would say what's new is that it's moving beyond Grey. On Tuesday, we're going out to meet for our second meeting with all the executives at Sudler, which is the sister agency to Grey. So, it's clearly moving beyond Grey which is what our hope was and kudos and credit for Grey supporting that.

And we have just trained Grey staff on our eCoupon and messaging and patient education capabilities, and we expect to do the same at Sudler. They also have another big pharmaceutical division that has expressed an interest. So, I think they've been very, very supportive. We also brought them into some of our clients like Eli Lilly and are working together to literally work with Eli Lilly's senior management team to develop an overall EHR strategy collectively together between OPTIMIZERx, WPP, and Lilly.

So, I think we're at very early stages of this, but the partnership has been - communication has been outstanding. We're focusing them on (early) target. Let's start with eCoupons. Let's get that going a little quicker. But the opportunity of partnering has really been well received with a couple of our (inaudible) clients.

So, I think it's kind of really the second half of the year become very important (now). When we talked to our key sales guide, they say, "Dave, we've got so much on our plate right now." You know, clearly, we want to go after the right products and then in some cases, some of the products we're bringing in are much smaller, et cetera. But there's still a lot opportunities.

So, there's a little bit of understanding that's taken place, but the commitment to the partnership on WPP, Grey side has been fantastic. And I think it's got us long term (inaudible) as further in our existing clients and lead to revenue growth.
Harvey Poppel:	Right. And final question is I saw the 10-Q finally hit. Is there going to be or was there a press release?
David Harrell:	No, we - in this case, again, we thought we would have the conference call, you know, again, we could follow up but the press release, you know. I think we have some very exciting news so I think it would make sense to do a press release. So, I think it's a great suggestion and - but right now, literally, sometimes in our organization, we're moving so fast that, but we want obviously address the good news that we have here. So, I think - are you recommending a follow-up press release?

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Harvey Poppel:	Well, I think it's useful as kind of (leaves) an open question as to why you didn't have one even if its only a summary of the 10-Q. And there are - I mean there's so much color that comes out on this call, some of which I think certainly would make a very good material for other investors who may not be inclined to listen in on call.
David Harrell:	OK. (Crosstalk)
David Harrell:	That's a good question and we appreciate your feedback.
Operator:	Your next question comes from Kevin Tracey with Oberon Asset Management.
Kevin Tracey:	Thank you for taking my question. What should we expect for management's share ownership in the future? I was surprised to see a significant amount share sold recently especially given this is what seems to be exciting for your quarters coming. Should we all expect management to retain their (high insider) shareholding in the future.
David Harrell:	Yes, I can speak from myself. I have a little color and my reason is two points number. Number one, there was a significant amount of interest after the raise for additional stock and kind coincided with my personal situation of having three kids in college. And, you know, the demand was much greater than what we want was. But at the end of the day, I felt that the investor group is very long term. I felt that it was appropriate to meet my financial needs. (Certainly you're not taking) out of the company but to sell the portion of stock. But clearly I'm very long term and have a significant amount of stock that I plan to certainly not move in any near term (future).

Dave Lester, I don't know what your comments are and I don't know if Terry Hamilton is on the call today, but maybe you can speak to that.
David Lester:	Yes. I mean I have, you know, no intention much like Dave, you know, after frankly putting a lot into the last five years here without, you know, anything - having, you know, put kids through college and some of the expenses that ramped up during the course of ramping this out. For me, this was a one-time opportunity to (step). But like Dave, I made it to long haul committed to making this, whole thing working, yes. I don't see (inaudible).
David Harrell:	Well, as you know, I think I've given color is that if you look at my stat portfolio, it's, you know, it was 90 percent OPTIMIZERx, if you will, so, on my net equity; so, you know, it would be roughly (80).
Kevin Tracey:	OK. Well, great. Thank you.
David Harrell:	Sure.
Operator:	We have reached the allotted time for questions. I'll turn it back over to management for closing remarks.
David Harrell:	So, I just, again, want to thank everybody for, you know, support. We're very, very excited about the growth. Anytime, you have, you know, market that's changing so quickly, I want you to know that we're, A, very, very dedicated. Our teamwork's extremely hard. We're very excited about Doug coming on. We're looking in expanding our board of directors, too, and I'm sure we'll have some exciting announcement's upcoming regarding that, and we think we have great group of investors. And we thank everybody for taking the time now today, but, you know, to all your feedback and guidance as well. We certainly don't have all the answers, but we're very committed in working very hard and we're very excited about the future. Thank you.
Operator:	Thank you. This concludes today's conference call. You may now disconnect.
END

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